EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of XELR8 Holdings, Inc. of our report dated March 19, 2007, included in the Annual Report on Form 10-KSB of XELR8 Holdings, Inc. as of and for the years ended December 31, 2006 and 2005.

Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
July 5, 2007